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Staff Integrity Policy

Introduction

This policy and the rules contained herein apply to employees of UBS Global AM or employees of UBS AG assigned to the London operation of the UBS Global Asset Management Business Group. Employees seconded to other parts of the UBS Global AM business group should follow the local policies and rules in force.

In order to comply with UK statutory and regulatory requirements and to ensure the maintenance of the highest ethical standards and integrity, the following principles and rules shall apply to all employees. The principles and rules must be adhered to at all times, however, Compliance may from time to time grant exceptions to specific rules or make additional rules to deal with particular circumstances.

Any conduct which violates this policy will represent a breach of the employee's contract of employment and may result in disciplinary action being taken. Questions concerning the application of any of the rules should be addressed to Compliance.

Principles

Personal dealings and conduct must at all times accord with prevailing UK law and regulation (including the rules of any regulators by which UBS Global AM or its subsidiaries are regulated, or exchanges upon which personal account deals are done) and prevailing best market practice.

Employees' personal dealings and conduct must not conflict with the interests of the UBS Group or any of its clients, whose interests should be placed first.

Employees must not take inappropriate advantage of, or abuse, their position of trust and responsibility, or otherwise conduct their activities in a way which damages the reputation of UBS Global AM or the UBS Group.

Personal dealings must be approved and reported in accordance with the rules of this policy, and be commensurate with the employee's experience and financial resources.

Personal investment business

Application

These rules shall apply to all dealing in investments by all employees (including persons seconded or employed on a temporary basis) of UBS Global AM (hereinafter referred to collectively as "employees"). These rules shall also apply to persons connected with UBS Global AM employees to the extent that the employee deals on behalf of, exerts influence over or participates or contributes financially to the investment decisions of the connected person. Subject to the above, connected persons will include;

     o spouses, co-habitees, children and step-children under the age of 18, any other person with whom an employee has any family, domestic or business relationship (other than that arising solely because he is a client or counterparty of UBS Global AM)

     o persons where the employee has sole or joint control over another person's investments by virtue of a power of attorney

     o the employee in his capacity as a personal representative of an estate or as the trustee of a trust in which estate or trust the employee or a person connected with him has a significant interest

     o where the employee deals through or for a company, partnership, foundation or investment club which the employee or a person connected with him controls or has a controlling influence







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Employees are reminded of the potential conflicts of interest arising out of acting as a personal representative of an estate or trustee of a trust where the employee will be called upon to make investment decisions. Compliance should be consulted for guidance in such circumstances.

Investments

Subject always to the remainder of these rules, UBS Global AM employees may deal in and make use of all security investments and other financial products with the exception of:-

     o traded options, swaps, and other derivative instruments, not including options and futures on indices or forward currency contracts

     o warrants other than London listed warrants (employees may take up or dispose of warrants received as a result of owning other securities)

     o securities of any company where Compliance have imposed a ban on the individual, or a group of individuals or UBS Global AM generally, as a result of the receipt of inside information (see Insider Dealing below), or because of the size of existing client holdings. This restriction will be applied at the point of approval by Compliance (see below)

The scope of this policy and the subsequent approval requirements do not extend to;

     o transactions in externally managed pooled products (unit trusts, life funds, investment companies e.t.c.) where the employee has no discretion over stock selection

     o investment in any funds offered by UBS or any of its subsidiaries as and when they become available, unless this requirement is specified at the time

     o  sports betting accounts

     o physical cash or currency, bank current, deposit, share, loan or other general financing arrangement

Approval process

The following must be pre-approved by Compliance (unless indicated otherwise) using the consent forms available on the Intranet (which may be emailed to Compliance by the employee unless a second approval is required in which case the request must be physically made);

     o all personal security investment transactions as defined above (in the case of closing out permitted derivative transactions or financial index positions, if timing is crucial, it is acceptable to close the transaction and notify Compliance after the event)

Rules and restrictions

Employees may not undertake personal transactions with any client of UBS Global AM (unless the client is authorised under the FSA and a recognised counterparty or provider of the product concerned e.g. you may be able to purchase the units of an external unit trust provider who is also a client).

Employees may not act on non-public information relating to price-affected securities, received in the course of employment or otherwise (see Conduct of Business and Market Abuse).

As part of the approval process, Compliance will confirm with the dealing desk (and the sector analyst where appropriate) that the transaction does not conflict with any house business (considering the global interests of the UBS Global AM business group) or the interests of UBS Global AM clients, and is otherwise not a security restricted as a result of a house ban due to size of holding, or inside information. In the event that an employee wishes to deal in a non UK security, Compliance reserves the right, where appropriate, to withhold approval for the trade until such time as it can be agreed with the dealing desk in the relevant location, bearing in mind the varying time zone differences.







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An employee who knows, or who can be reasonably expected to know, that UBS
Global AM has made a decision for a client(s) to buy or sell a security, is prohibited from dealing in that security until after the order has been executed or cancelled.

UBS Global AM does not encourage short term Personal Account trading. With the exception of certain circumstances arising from time to time (see below), purchases or sales may not be closed within one calendar month of opening the position, and in any event, employees should not undertake more than 20 securities transactions for their personal account in any one calendar month. Exceptions to this restriction include;

    o where the employee experiences a loss on a holding of greater than 10% of the original investment, Compliance may allow a relaxation of the holding period requirement

    o personal investments in permitted index derivatives, financial betting indices or forward currency contracts are only required to be held for a minimum 7 calendar days

Employees are permitted to subscribe directly for new issues or initial public offerings (including privatisations and de-mutualizations) through publicly available channels (i.e. not through a private placement), providing that this does not give rise to a conflict of interest with UBS or UBS Global AM client business (including where UBS are acting as advisor to an offer). Employees should not use or take advantage of UBS Global AM counterparty relationships to participate in any such offers.

Dealings by sector analysts and supporters in securities of companies in their own sector are not normally allowed. Consent must be sought on a case by case basis from the Head of Research (or delegate) and Compliance. In any event, analysts are not permitted to effect personal transactions in securities they cover which are contrary to their recommendations.

Analysts must disclose any personal interest in a security prior to conducting research or issuing a recommendation for client accounts, to the Head of Research who will determine what alternative arrangements, if any, are required.

No employee may personally deal in the security of a company when the employee knows or would reasonably be expected to know that a research recommendation relating to that security is due to be published, or a transaction intended to be effected, within 5 working days of the employee's intended transaction. Monitoring of such `front running' activity will be carried out by Compliance.

Employees are prohibited from carrying out personal account dealings in the name of a third party unless prior consent has been given by Compliance.

Participation in "investment clubs" will be permitted, however, where the employee is not personally executing transactions on behalf of the investment club (for example where the `club' is not fully constituted by UBS Global AM colleagues), all transactions must be approved as if the employee was effecting such transactions, and the related transaction reporting and disclosures will apply. Formation of the club must be approved by Compliance in advance, and full details of members must be provided.

Employees will only be permitted to deal in those instruments where the employee's experience is such that the employee can be reasonably expected to understand the risks involved.

Short sales of securities are prohibited.

Employees must take full responsibility for ensuring that personal investment transactions are settled in an appropriate manner and that generally their account is administered in a proper






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way. In the event that an individual finds themselves in a position whereby they are or are unlikely to be able to meet settlement obligations, they must report the fact to Compliance.

Disclosure & reporting

Employees (including all connected persons as defined above) must make arrangements for copy contract notes or other suitable notification of all relevant transactions to be issued to Compliance, unless Compliance has indicated that there is a standing arrangement with an eligible broker for delivery of such information, in which case the employee must advise the broker, on opening the account, that they are an UBS Global AM employee.

In the event that a personal transaction will take the employee's holding to 1% or more of the issued share capital of the company, then this should be indicated on the form used for Compliance approval.

Infringement & sanctions

If, following the execution of a transaction, an employee becomes aware that he has contravened any legislation, external or internal rules, or has acted innocently in circumstances which may appear suspicious, he should immediately report all the relevant facts to Compliance.

Any infringement of these rules or of any applicable legal or regulatory requirements by others of which any employee becomes aware must be reported immediately to Compliance. The withholding of such information itself constitutes a breach of these rules.

Violation of this policy and the rules contained herein, including conduct which would be deemed inappropriate when considering the spirit of the rules, may result in;

     o  disgorgement of profits realised on any improper trades or positions

     o  disciplinary action taken against the employee

     o  legal action taken by UBS Global AM or a 3rd party, against the employee

Gifts, benefits in kind & inducements

This section concerns gifts and benefits in kind offered to and received from any investment business or other agent with which or through whom UBS Global AM does business. In this context "gifts and benefits in kind" include, but are not limited to, substantial hospitality, invitations to sporting and other social events, holidays, cars, small personal gifts such as cigars or alcohol, and benefits in kind such as favourable dealing commissions for personal dealings or an opportunity to make a gain or avoid a loss.

The acceptance of gifts and benefits in kind by directors, officers and employees of UBS Global AM is generally prohibited where they are of a value or frequency which can reasonably be expected to influence the recipient to act contrary to the best interests of a client.

The aim behind the relevant FSA rules and UBS Global AM's policies is to ban any inducements given by one firm to another which may induce the recipient to go against his judgement of a client's best interests, or which are likely to significantly conflict with any duties of the recipient owed to a client.

Arrangements for the rebate or discounting of commission will not be considered inducements where UBS Global AM can show that the arrangement is in the client's best interests and the amount or basis of the commission rebate or discount is disclosed to that client.

Authority for the acceptance of gifts






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Where the gift or benefit is in line with current normal practice in the discretionary fund management industry, and is reasonably believed to be under 'L'100 in value, the employee may accept and retain that gift or benefit subject to approval by their line manager. The employee should complete a gift slip which is found on the Intranet and forward this to Compliance following the approval of their line manager.

Where the gift or benefit is believed to be over 'L'100 in value, approval from Compliance must also be obtained.

A register of all gifts and benefits in kind of a value in excess of 'L'100 which have been accepted is maintained by Compliance. Gifts or benefits in kind with a value of less than 'L'25 need not be reported.

Authority for the offering of gifts

The offering of gifts or conferring of benefits in kind is prohibited where they are of a value or frequency which can reasonably be expected to influence the recipient to go against his judgement of what is in the best interests of the client.

Where the gift or benefit is in line with current normal practice in the asset management industry and is under 'L'100 in value an employee may offer that gift or benefit.

Authorisation from Compliance is required for the giving of all gifts and benefits of 'L'100 and over in value and a record shall be maintained of all such gifts and benefits by Compliance. If you are in any doubt as to the application of this policy you should consult Compliance.

Other sections of this manual cover receipt of Gifts, for example the Conduct of Business and Market Abuse section.

Confidential information

The nature of UBS Global AM's business is such that employees may be in possession of confidential, proprietary or market-sensitive information, including material non-public information. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients, invested companies and suppliers of UBS Global AM. Any such information acquired by employees in the course of UBS Global AM's business must be kept confidential and may be used solely for proper purposes of UBS Global AM. Under no circumstances shall an employee disclose such information to unauthorised persons or use or assist others in using confidential information for personal gain. A person is not an authorised individual simply because that person is an employee of UBS Global AM.

In addition to information concerning other companies or persons, confidential information about UBS Global AM or its employees should not be disclosed to outside persons or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal gain or any other reason. This principle applies, among other matters, to investment policy and strategy, trade secrets, pricing information (especially fee schedules), policies or financial status.

Safeguarding confidential information

To ensure that any confidential information that comes to UBS Global AM or any of its employees in the course of its business is kept confidential, all employees receiving such information, and in particular inside information, should report such to Compliance. Additionally, each employee should ;

     o not discuss with or disclose to any non-employee any confidential information or non-public information about any company, whether the company is an invested company or one about which UBS Global AM may have information because of a special transaction or relationship

     o treat as confidential all non-public documents and materials, whether generated by an invested company, a company UBS Global AM is researching, UBS Global AM itself, or another entity with a special relationship with UBS Global AM. Non-public documents should be placed in files overnight and not left unattended in meeting rooms or any work space if they might be seen by visitors to the office

     o not permit visitors to walk through the offices unattended or to make use of unoccupied offices which may contain non-public information. All visitors who wish to work in UBS Global AM's offices or to make telephone calls should be directed to the reception area or an unoccupied meeting room

     o not discuss confidential matters in public places. Similarly, papers relating to confidential matters should not be displayed in public places

     o hold telephone conversations regarding confidential matters privately and

     o before trading, think about whether you may have relevant confidential information. If you believe that you may have, you should not trade the securities in questions or communicate the information inside or outside UBS Global AM (other than as permitted above) and should immediately contact Compliance, who will review the issue and determine whether trades may be made and information may be communicated (refer to inside information provisions in Conduct of Business and Market Abuse)

Use of UBS Global AM assets

UBS Global AM provides workstations, telephones, personal computers and other equipment to assist employees in the performance of their work. While limited personal use may be made of these assets, such use must not interfere with UBS Global AM's business and the privilege for such use may be terminated at any time. Use of PC's (including use on the Internet, intranet and for email) and telephones may be subject to monitoring for security, supervisory and/or network management reasons. Employees should not have any expectation of privacy for their Internet, email or other personal computer usage.

The use of any employment-related tools (including computer hardware, software and telephone systems) for other than legitimate business activities is prohibited. All employees are obligated to use proper care to prevent unauthorized access to UBS Global AM's data, the introduction of any computer related virus or any breach of secured information lines. Further rules on the use of corporate assets, and specifically on access to the Internet and email facilities can be found in the Security Policy contained in this Manual.

Outside business interests

Employees must ensure that they do not have outside business interests which conflict with their employment, or raise actual, potential or perceived conflicts of interest. Information about outside business interests may also be required for statutory or regulatory purposes.

If you have, or are contemplating, an outside business interest or employment you should consult HR and Compliance, who must approve such activities in advance. The following rules and procedures apply to all outside business interests ;

     o all new employees are required to complete a mandate notification form which is available from HR. This requires all business interests, external employment and personal security investments to be listed







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     o  any changes to business interests or external employment must also be approved using the same form and procedure

     o if an employee is asked to take up a position with a party with whom UBS Global AM already has an existing relationship, and the position is offered as a result of the employee's employment, then any fees or remuneration received as a result, may be required to be surrendered to UBS Global AM

     o employees will be encouraged to take up charitable activities providing that these do not conflict with the employee's duties to UBS Global AM, and that they are disclosed in accordance with these rules

     o all outside business interests must be reported to Compliance in the prescribed format

Fraud

Employees are reminded that in instances where they suspect an act of fraud has taken or it is taking place or has taken place it remains their responsibility to immediately report such suspicions to Compliance who will assess what action to take under the circumstances. It is imperative that any suspicions/ information be restricted to individuals on a need to know basis. If you are in any doubt as to actions you are required to take, please contact Compliance immediately. Compliance will inform UBS Global AM's Professional Indemnity insurers of any fraud/attempted fraud.

UBS Global AM Policy on "Whistleblowing"

The Public Interest Disclosure Act 1998 (PIDA)

The PIDA is often known as "whistleblowing" legislation and has been introduced to enable workers to highlight concerns, which are in the public interest, by protecting them from victimisation by their employer. Firms are required to have formal procedures for employees to report their concerns.

UBS Global AM encourages all staff to report any such concerns directly to their line manager. In the absence of their line manager or in situations where an individual feels unable to report to their line manager, then they should report their concerns to the Head of Compliance or Human Resources who will then deal with them accordingly. All such contact will be made in confidence.

A report of a concern either internally or externally is known as a "qualifying disclosure" under the Act. A qualifying disclosure is one that, in the reasonable belief of the worker, suggests that one or more of the following has been, is being, or is likely to be committed:

     o  a criminal offence

     o  a failure to comply with any legal obligation

     o  a miscarriage of justice

     o  the putting of the health and safety of any individual in danger

     o  damage to the environment; or

     o  deliberate concealment relating to any of the above.

In conjunction with the PIDA the FSA have also introduced a "whistleblowing" hotline. If an employee is concerned about something that is relevant to the functions of the FSA and, after disclosure internally (which is encouraged by both the PIDA and FSA), he/she is concerned with either the response or lack of response; or feels unable to discuss their concern internally, then direct contact to the FSA can be made.







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Some useful contact numbers:-

FSA direct whistleblowing tel. no./email: 020 7676 9200 / whistle@fsa.gov.uk

Public Concern at Work
(independent charity) tel. no./email: 020 7404 6609/ www.pcaw.co.uk







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                              FRESCO ACCESS PERSONS

I      Introduction

       Certain employees of UBS Global Asset Management ("UBS Global AM") are so closely involved with the investment management and administration of the US Fresco funds that they are required to comply with additional restrictions and requirements (as set out below) relating to all their Personal Dealing activities over and above those contained on page 12 of UBS Global AM's Compliance Manual.

       The persons who are required to adhere to these additional provisions are deemed to be "Access Persons" in relation to the funds.

       The current Fresco Access Persons are:

       TBA

       The list of Access Persons will be reviewed by the Compliance Department on a regular basis or in response to staff changes.

II     Prohibited Transactions

       Access Persons must comply with the following in relation to all their Personal Account Transactions:

1. Access Persons shall not purchase or sell a security within three days after the funds trade in the same (or a related) security. Any trades within the prescribed period must be unwound and any gain must be relinquished.

2. Access Persons who purchase a security within seven days before the funds buy the same (or a related) security shall be prohibited from selling that security for a period of six months from the date of the trade. Any gain from a sale of such a security within the prescribed six-month period shall be relinquished.

3. Access Persons who sell a security within seven days before the funds sell in the same (or a related) security must relinquish the difference between the Access Person's sale price (if higher) and the fund's sale price.

4. Access Persons shall not purchase any securities in a private placement, without prior written approval of the Compliance Officer or a designated member of the Compliance Department. Any Person authorized to purchase securities in a private placement shall disclose to the Compliance Officer that investment if they play a part in any fund's subsequent consideration of an investment in the issuer. In such circumstances, the funds' decision to purchase securities of the issuer shall be subject to independent review by the Compliance Department.

5. Access Persons shall require prior approval of the compliance department before participating in any Initial Public Offering to ensure that no conflict exists with Fresco business.

6. No Access Person shall profit in the purchase and sale, or sale and purchase, of the same (or related) securities within a period of 60 calendar days. Any profits realised on such short-term trades shall be relinquished.








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In addition no Access Person shall serve on the board of directors of any publicly traded company without prior authorization of the President or Chairman of UBS Global Asset Management International Inc. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Fresco funds and their shareholders.

III    Reporting

1. Every Access Person shall disclose to the Compliance Department all Personal securities holdings within ten days of commencement of employment (or within ten days of becoming an Access Person) and thereafter on an annual basis.

       Initial Holdings Report must contain the following information:

            o The title, number of shares and principal amount of each security;

            o The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held as of the date the person became an Access Person; and

            o  The date that the report is submitted by the Access Person.

       Annual Reports must contain the same information as listed above and must be current as of a date not more than 30 days before the report is submitted.

2.     Every Access Person shall certify quarterly that:

       i) they have read and understand the Personal Dealing rules and recognize that they are subject thereto;

       ii) they have complied with the requirements of the Personal Dealing rules; and

       iii) they have reported all Personal Account transactions required to be reported pursuant to the requirements of the Personal Dealing rules.


3. Reports shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report related was effected. Every Access Person shall be required to submit a report for all periods, including those periods in which no Personal Account transactions were effected. The report shall contain the following information:

       i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved:

       ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

       iii) the price at which the transaction was effected; and,

       iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and

       v)   the date the report is submitted by the Access Person






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With respect to any account established by the Access Person in which any securities were held during the quarter:

       o the name of the broker, dealer or bank with whom the Access Person established the account;

       o  the date the account was established; and

       o  the date the report is submitted by the Access Person.


4. Any such report may contain a statement that the report shall not be construed as an admission by the Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5. Every Access Person shall supply to the Compliance Department, on a timely basis, duplicate copies of the confirmation of all Personal securities transactions and copies of all periodic statements for all securities accounts.

6. The Compliance Department shall notify each Access Person that he or she is subject to these reporting requirements, and shall deliver a copy of the Personal Dealing rules to each such Person upon request.

7. Every Access Person shall notify the Compliance Officer or designated member of the Compliance Department of any Personal conflict of interest relationship which may involve the funds and/or Fresco, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any of the funds. Such notification shall occur in the pre-clearance process.